                                  EX. 99-B.4.7

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed. Delete and replace subsection (c) of Section
6.02 entitled SURRENDER FEE for INDIVIDUAL ANNUITY plans with the following statement.

(c) In an amount equal to or less than 10% of the Current Value, as part of the first partial surrender request in a calendar year. The Current Value is calculated as of the date the partial surrender request is received in good order at the Company's Home Office. This provision does not apply to full surrender requests. This waiver is not available to the Contract Holder while the Systematic Withdrawal Option (SWO) is in effect.

Endorsed and made a part of this Contract on the Contract's effective date.

                                         /s/ Keith Gubbay

                                         President
                                         ING Life Insurance and Annuity Company